Exhibit 99.1

American States Water Company Announces Management Succession Plan;
Floyd E. Wicks to retire December 31, 2008; Robert J. Sprowls to be successor to Mr. Wicks

SAN DIMAS, Calif.--(BUSINESS WIRE)--American States Water Company (NYSE:AWR) announced the appointment of Robert J. Sprowls, the Chief Financial Officer, Executive Vice President-Finance, Corporate Secretary and Treasurer of the Company, as Chief Executive Officer (“CEO”) and President of the Company effective January 1, 2009 to succeed Floyd E. Wicks who will then be retiring after 21 years with the Company and 40 years in the water industry. Mr. Wicks will continue as a director of the Company and has been named Vice Chair of the Board of Directors effective January 1, 2009. Mr. Wicks has also agreed to continue to serve as a consultant to the Company.

Commenting on the announcement, Mr. Wicks said, “Bob has served the Company exceptionally well both as the chief financial officer and corporate secretary. I am highly confident that he will provide strong and effective leadership as the CEO of the Company when he succeeds to that position next year.”

Mr. Sprowls also commented, “I am honored and excited to be selected by the Board to lead this strong company and excellent management team and our dedicated employees located from California to the Carolinas.”

About Bob Sprowls. Mr. Sprowls has served as Executive Vice President-Finance, Chief Financial Officer, Corporate Secretary and Treasurer of the Company since January 2008. He previously served the Company as Senior Vice President-Finance, Chief Financial Officer, Corporate Secretary and Treasurer of the Company and Golden State Water Company from June 2004 to January 2008. Prior to joining the Company, he served as President of Central Illinois Light Company (“CILCO”) from April 2001 to January 2003, prior to its sale to Ameren Corporation. Mr. Sprowls led CILCO’s electric and natural gas transmission and distribution business unit from 1999 to 2003 and served as CILCO’s Chief Financial Officer from 1998 to 1999. The Company anticipates that Mr. Sprowls will also join the Board of Directors on or before the effective date of his new appointment.

About Floyd Wicks. Mr. Wicks has been the President and Chief Executive Officer of the Company since its formation as a holding company for Golden State Water Company in 1998. He has served as President and Chief Executive Officer of Golden State Water Company since April 1992, and President and Chief Executive Officer of each of the Company’s other subsidiaries since their formation or acquisition by the Company. The Company has benefited from his leadership and guidance.

American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 254,000 customers) and to approximately 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to approximately 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, the Company contracts with municipalities, the U.S. government and private entities to provide various services, including water marketing and operation and maintenance of water and wastewater systems.

CONTACT:
American States Water Company
Robert J. Sprowls
Executive Vice President, Chief Financial Officer,
Treasurer and Corporate Secretary
(909) 394-3600, extension 647